Exhibit 99.1

Lexmark acquires PACSGEAR

LEXINGTON, Ky., Oct. 3, 2013

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Lexmark International, Inc. (NYSE: LXK) today announced the acquisition of PACSGEAR, a leading provider of connectivity solutions for healthcare providers to capture, manage and share medical images and related documents and integrate them with existing picture archiving and communication systems (PACS) and electronic medical records (EMR) systems. Lexmark paid a cash purchase price of approximately $54 million.

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PACSGEAR will report into Perceptive Software. With this acquisition, Perceptive Software will be uniquely positioned to offer a vendor-neutral, standards-based clinical content platform for capturing, managing, accessing and sharing patient imaging information and related documents within healthcare facilities through an EMR and between facilities via PACSGEAR technology.

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PACSGEAR’s industry-leading healthcare technology solutions capture, manage and integrate documents, film and video, visible light and other images from any department with any PACS or EMR. Healthcare personnel in specialties such as radiology, cardiology or orthopedics can connect to, view and share patient medical images and analyze results to enhance patient care and enable better health information exchange.

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PACSGEAR is synergistic with Perceptive Software’s existing healthcare content management and workflow solutions and vendor neutral archive (VNA) platform, enabling universal access to patient images, records and information, within and between different healthcare providers.

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PACSGEAR has a global footprint, delivering solutions in more than 50 countries and approximately half of all U.S.-based hospitals. Well-known customers include: Kaiser Permanente, Henry Ford Health System, Hospital Corporation of America (HCA), Mount Sinai Hospital, Stanford Hospital & Clinics, and The University of Chicago Medical Center.

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The acquisition of PACSGEAR demonstrates the consistent execution of Lexmark’s capital allocation framework, which is to pursue acquisitions that support growth and increase software and solutions capabilities, while returning more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases. Since mid-2011, Lexmark has returned to shareholders more than $600 million in the form of dividends and share repurchases.

Supporting Quotes:

“As the healthcare industry continues to digitize its differing forms of content, from X-rays and MRIs to insurance forms, providers are struggling to deploy solutions that will help manage their unstructured information challenge,” said Paul Rooke, Lexmark’s chairman and chief executive officer. “The acquisition of PACSGEAR further differentiates Lexmark’s solutions by better enabling healthcare organizations to capture and process digital content, and then ensure it is connected with the applications and people that need it most so they can deliver the best patient care possible.”

“Perceptive Software offers a comprehensive set of technologies for the clinical and business operations of healthcare providers—process and content management, intelligent capture and enterprise search for managing unstructured business content; VNA for viewing and managing clinical content; and now, with the addition of PACSGEAR, a leading PACS connectivity platform to provide medical image capture, sharing and workflow,” said Scott Coons, chief executive officer and president of Perceptive Software, and vice president, Lexmark. “With this acquisition, Perceptive is uniquely positioned to manage the entire range of content within the healthcare enterprise.”

“PACSGEAR and Lexmark share a vision to make all content available when and where it’s needed, throughout the healthcare enterprise,” said Brian J. Cavanaugh, president, PACSGEAR. “We look forward to bringing PACSGEAR technology to the broad range of Lexmark healthcare solutions.”

Supporting Resources:

•	PACSGEAR
•	Lexmark Healthcare
•	Perceptive Software Healthcare
•	Acuo Technologies

About Lexmark
Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.
Investor Contact:
John Morgan
859-232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@lexmark.com

Perceptive Software Media Contact:
Sherlyn Manson
913-667-8811
sherlyn.manson@perceptivesoftware.com

PACSGEAR Media Contact:
Brian Cavanaugh
925-225-6100
brian.cavanaugh@pacsgear.com